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                                                                 Exhibit 10.27

September 15, 2004


Eric McAllister, M.D.
5 Bobby Jones Lane
Coto de Caza, CA 92679

Dear Eric:

On behalf of CombinatoRx, Incorporated ("the Company"), I am pleased to offer you the position of Senior Vice President of Clinical Development, reporting to Jan Lessem, M.D., EVP & Chief Medical Officer.

Your job responsibilities in this position will include the following, which the Company may modify at any time:

     - Design, implement and monitor clinical studies of compounds designated for clinical development.
     - Develop protocols and case report forms, which will provide adequate efficacy and safety information for Phases 1 to 3 of clinical trials.
     - Interact with data management personnel to plan data entry and analysis; recruit/screen/select competent investigators; organize investigators' meetings; assure that Good Clinical Practices (GCPs) are followed; assure timely completion of studies; monitor data for safety and efficacy trends by reviewing clinical data; and write clinical reports upon completion or termination of studies (in cooperation with statistical staff).
     - Review requests for results of Investigational New Drugs (IND) studies, and provides input for pharmacokinetics and pre-clinical studies.
     - Prepare clinical portions of INDs, New Drug Applications (NDAs) and Biological License Applications (BLAs), including protocols, investigator brochures, medical reports, efficacy and safety summaries, scientific rationales and benefit/risk ratios.
     - Plan clinical programs and develop a timetable, budget and resource analysis for clinical programs and personnel administration.
     - Establish and maintain relationships with alliance partners, external companies, investigators and opinion leaders to optimize performance on clinical trial activities.
     - Prepare manuscripts for technical journals and makes presentations at scientific meetings
     -    Other appropriate responsibilities.

2. EFFECTIVE DATE: The effective date of your employment with the Company will be on or about November 1, 2004. Your employment with the Company will be at-will, meaning that you will not be obligated to remain employed by the Company for any specified period of time; likewise, the Company will not be obligated to continue your employment for any specific period and may terminate your employment at any time, with or without cause.

3. COMPENSATION: From the effective date of your employment your base pay will be $10,416.67 (equivalent to $250,000 annually), paid twice per month. During the period beginning January 1, 2005, your base pay will be $10,833.34 (equivalent to $260,000 annually). You will also be entitled to a signing bonus of $32,500.00 which will be paid with your first paycheck.

Further, in accordance with the Company's Stock Option Plan (the "Plan"), and Incentive Stock Option Grant Agreement (the "Agreement"), you are hereby granted an Incentive Stock Option (the "Option") to purchase one hundred thousand (100,000) shares of the Company's Common Stock at an exercise price of Fifty
(50 CENTS) cents per Share in accordance with the terms and conditions of the Company's Stock Option Plan. The shares will vest over a four year period as will be specified in the Agreement. In addition, we provide benefits that are described in the section following.

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SEPTEMBER 15, 2004
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PERFORMANCE BONUS: Upon recommendation of the President/CEO and based on the
Company's financial and cash position and your contribution to the Company's achievement of its annual goals, the Company may, in its discretion, award an annual performance bonus of up to twenty five (25%) percent of your then annual base compensation.

RELOCATION EXPENSE REIMBURSEMENT: To assist you in relocating to the Greater Metropolitan Area ("Boston"), the Company will reimburse you for up to $35,000 for reasonable moving expenses associated with the move of your household goods and furniture to the Greater Boston Metropolitan Area, as approved in advance by the Company.

Additionally, the Company will reimburse you for two (2) house-hunting trips for your spouse and reasonable costs of temporary housing for up to a period of six
(6) months, up to $24,000.00, as approved in advance by the Company.

4. BENEFITS: You will be eligible for the Company's standard benefits package. Benefits include participation in a company sponsored health care plan, dental plan, life insurance, short term disability insurance, and long term disability insurance. You will also be eligible for a Company-matched 401(k) plan upon employment. In addition to your compensation, you will be entitled to four (4) weeks vacation earned on a pro-rata basis. Standard paid holidays will also be observed. The Company, however, reserves the right to modify its employee benefit programs.

5. SEVERANCE: In the event that the company elects to terminate your employment without cause, you then will be entitled to receive your base compensation and benefits for a period of six months from the date of termination.

6. CHANGE OF CONTROL. If a Change of Control (as defined below) occurs and, within two (2) years following such Change of Control, the Company terminates the Employee's employment other than for Cause, then, the Company (A) shall provide the Employee six (6) months of severance pay, at the rate of the Base Salary in effect immediately prior to the termination, payable in a single lump sum within ten (10) business days following termination of employment; (B) shall pay the premium cost of the Employee's participation in the Company's group medical and dental plans for a period of six (6) months following the date of termination, provided that the Employee is entitled to continue such participation under applicable law and plan terms; and (C) shall cause to become vested on the date of termination 100% of the options granted pursuant to
Section 3 hereof or otherwise which remain unvested on that date and the Employee shall be entitled to not less than ninety (90) days following the date of termination to exercise all or any portion of such options.

In the event that it is determined that any payments or benefits provided by the Company to the Employee or for his benefit, either under this Agreement or otherwise, will be subject to the excise tax imposed by section 4999 of the Internal Revenue Code or any successor provision ("section 4999"), the Employee may elect either to pay such excise tax or to have such payments and benefits reduced to the extent necessary so that he shall not be liable for any such excise tax.

"Change of Control" means the occurrence hereafter of (i) a sale, merger or consolidation after which securities possessing more than fifty (50%) percent of the total combined voting power of the Company's outstanding securities have been transferred to or acquired by a Person or Persons different from the Persons who held such percentage of the total combined voting power immediately prior to such transaction; (ii) the sale, transfer or other disposition of all or substantially all of the Company's assets to one or more Persons (other than a wholly owned subsidiary of the Company or a parent company whose stock ownership after the transaction is the same as the Company's ownership before the transaction), or (iii) an acquisition, merger or similar transaction or a divestiture of a substantial portion of the Company's business after which the Employee's role is not substantially the same as such role prior to the transaction.

7. EMPLOYMENT ELIGIBILITY VERIFICATION: Please note that all persons employed in the United States are required to complete an Employment Eligibility Verification Form (Form I-9) on the first day of employment

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SEPTEMBER 15, 2004
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and submit an original document or documents that establish identity and employment eligibility within three business days of employment. This offer is contingent upon your being able to verify that you can legally work in the U.S.

8. COMPETITION AND CONFIDENTIALITY: During the term of your employment, you agree that you will not engage in any activity that is directly or indirectly competitive with the Company. Upon your separation from the Company, you agree to return to the Company all documents or property of the Company, or reproductions of any such documents or property, developed by you or in your possession.

In connection with your employment, you will be required to sign the Company's Standard Confidential Information and Inventions Assignment Agreement (the "Invention Agreement"), a copy of which is attached with this Letter Agreement.

Please indicate that you are in agreement with the above by signing the enclosed copy of this Letter Agreement and the attached Invention Agreement, and returning these to Ms. Melinda Austin, CombinatoRx, Inc., 650 Albany Street, Boston, MA 02118.

We are all very enthusiastic about your joining us and have the highest expectation of your contributions!

                                   Sincerely,

/s/ Alexis Borisy                                  /s/ Jan Lessem
---------------------------                        ---------------------------
Alexis Borisy                                      Jan Lessem, M.D.
President and CEO                                  EVP & Chief Medical Officer
CombinatoRx, Incorporated                          CombinatoRx, Incorporated


The within Letter Agreement and attached Invention Agreement are hereby acknowledged, accepted and agreed to:


/s/ Eric McAllister                                 Date: 16 SEPT. 2004
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Eric McAllister, M.D.